Consent of Independent Registered Public Accounting Firm
Fibrocell Science, Inc.
Exton, Pennsylvania
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2010, relating to the consolidated financial statements of Fibrocell Science, Inc. (formerly known as Isolagen, Inc.), which is incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
BDO Seidman, LLP
Houston, Texas
April 7, 2010